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                                                                 EXHIBIT  10.15
[Teradyne, Inc. Letterhead]

Mr. John E. Halter
576 E. Crescent Drive
Palo Alto, CA 94301

                                January 24, 1997

Dear Jack:

The purpose of this letter is to confirm our agreement regarding your employment status.

As we discussed, effective with the date of this letter, you resign from any and all offices and directorships which you hold at Teradyne, Inc. and any of Teradyne's subsidiaries or their subsidiaries and branches. However, you shall remain an employee of Teradyne in accordance with the terms described in your Employment Agreement dated December 1, 1995, as modified in this letter.

You will remain an employee through November 30, 1997, at which time your employment will cease, unless earlier terminated for cause in accordance with the December 1, 1995 Employment agreement. During this period your monthly compensation will be $22,917.00 per month, and we expect you may be asked to devote as much as 50% of your time to Teradyne, as requested by us. However, should you find another job, which we agree is not competitive with Teradyne, before December 1, 1997, your salary will be reduced to $1,000.00 per month.

During your remaining term of employment you will not participate in Teradyne benefit plans or compensation programs (including Variable Compensation and Profit Sharing), except that while you are employed solely by Teradyne, you may continue participation in the following: health, dental, and vision plans, with Teradyne paying its normal (approx. 75%) share; life insurance and supplemental life insurance (to the extent you presently participate); and our 401k plan (however, you will not be eligible for any company match). Upon termination of employment, in accordance with COBRA, you may continue to participate in the health, dental and vision plans, at your sole expense for up to 18 months (or until age 65, which ever comes first).

While you are employed by Teradyne your options will continue to vest 1/16th per quarter at the end of each of the following quarters: February 28, 1997, May 31, 1997, August 31, 1997 and November 30, 1997. Upon your termination of employment, vesting will cease, and you shall have 90 days to exercise any vested and unexercised options (but only 30 days for the 350 share ISO grant). Any unused flex amounts due you will be paid within 30 days of termination of employment. Also, while you are employed, you will continue to have a voice mail and e-mail account, although you will vacate your office no later than March 1, 1997.

Assuming you agree to the above, please sign the enclosed copy of this letter and return it to me.

                                              Sincerely,
                                              Teradyne, Inc.

                                              /s/ James A. Prestridge
                                              -----------------------
                                              James A. Prestridge
                                              Vice Chairman

Above Agreed to:
By:/s/ John E. Halter               Date: 1/24/97
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   John E. Halter